Exhibit 99.2

Date: August 4, 2020

To:	GDS Holdings Limited F4/F5, Building C, Sunland International No. 999 Zhouhai Road Pudong, Shanghai 200137 People’s Republic of China Attention: Daniel Newman, Chief Financial Officer

Ladies and gentlemen,

Subject: Amendment No. 1 to Investor Rights Agreement

1.

We refer to the Investor Rights Agreement dated as of June 26, 2020 between GDS Holdings Limited and STT GDC Pte. Ltd. (the “Investor Rights Agreement”). Unless defined herein, capitalized terms used in this letter agreement (this “Letter Agreement”) shall have the same meaning as in the Investor Rights Agreement. In the event of any conflict between the terms of this Letter Agreement and the Investor Rights Agreement, the terms of this Letter Agreement govern.

2.	The parties hereto agree to amend the Investor Rights Agreement as follows:

a.	The definition of “Exempt Transaction” in Section 1.1 of the Investor Rights Agreement shall be deleted in its entirety.

b.	Section 4.1 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

“4.1.        General. To the extent permissible by applicable laws and regulations (including rules and/or guidance of relevant securities regulatory authorities and stock exchanges), at any time within eighteen (18) months following June 26, 2020, in the event the Company proposes to undertake any allotment and issuance of New Securities (as defined below), the Company hereby undertakes to the Investor that it shall not undertake such allotment and issuance of New Securities unless it first delivers to the Investor a Participation Notice and complies with the provisions set forth in this Section 4.”

c.	Section 4.2 of the Investor Rights Agreement shall be amended to delete “in an Exempt Transaction” therein.

d.	Section 4.6 of the Investor Rights Agreement shall be amended to delete “sold in a private placement or marketed Exempt Transaction after the date hereof” therein.

e.

Section 6.4 of the Investor Rights Agreement shall be amended to delete the reference to the Investor Rights Agreement dated as of October 23, 2017 between the Company and Investor, as amended by an amendment thereto dated March 27, 2019 and amendment no. 2 thereto dated December 10, 2019, therein.

3.

Other than as expressly set forth herein, all obligations, representations and warranties, covenants, conditions and other provisions in the Investor Rights Agreement remain unchanged and in full force and effect.

4.

For the avoidance of doubt, references to the Investor Rights Agreement in the documents referred to therein or contemplated by the transactions thereunder shall be deemed to be references to the Investor Rights Agreement as amended by this Letter Agreement.

5.

This Letter Agreement may be signed and acknowledged in counterparts in English, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to and acknowledgement of this Letter Agreement may be delivered by facsimile, electronic mail (including pdf), electronic signature complying with applicable law or other means of electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law (including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act).

6.	The governing law and dispute resolutions in Sections 6.5 and 6.6 of the Investor Rights Agreement will be hereto applied to this Letter Agreement.

[Signature pages follow]

Yours faithfully,

STT GDC Pte. Ltd.

/s/ Bruno Lopez
Name: Bruno Lopez
Title: Group CEO, STT GDC Pte. Ltd.

cc:	Daniel Fertig of Simpson Thacher & Bartlett LLP

Michael Sturrock of Latham & Watkins LLP

[Signature page to the Amendment No. 1 to 2020 Investor Rights Agreement]

Accepted and agreed on behalf of GDS Holdings Limited

/s/ Daniel Newman
Name: Daniel Newman
Title: Chief Financial Officer

[Signature page to the Amendment No. 1 to 2020 Investor Rights Agreement]